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Exhibit 21.1



SUBSIDIARIES OF THE COMPANY


Tri-Star Holdings, Inc., an Ohio corporation
Tri-Star Electronics International, Inc., an Ohio corporation Tri-Star Technologies, Inc., an Ohio corporation
Cory Holdings, Inc., an Ohio corporation
Cory Components, Inc., a California corporation
Elsinore Aerospace Services, Inc., a California corporation Elsinore Engineering, Inc., a Selaware corporation
Tri-Star Electronic Europe S.A., a Swiss corporation
Tri-Star Technologics, Inc., a California general partnership Hollingsead International, Inc., a California corporation Hollingsead International, Ltd., a U.K. corporation
Aerospace Display Systems, Inc., a Delaware corporation